Exhibit 21.1

List of Subsidiaries of

SKK Holdings Limited

Name	Jurisdiction

SKK Group Limited	British Virgin Island

SKK Works Pte. Ltd.	Singapore

SKK Works M&E Pte. Ltd.	Singapore